Exhibit 99.1

SomaLogic Reports Third Quarter 2021 Financial Results

●	Increase of 40% in third quarter revenue to $20.0 million over the corresponding period in 2020
●	Increase of 112% in year-to-date revenue to $58.6 million over the corresponding period in 2020
●	Raising 2021 full year revenue guidance to $77-79 million
●	Addition of 61 new customer accounts expands and diversifies customer base
●	Expansion of leadership team with senior life science executives
●	Substantial cash and investments of $676 million enabling continued growth acceleration initiatives
●	Company to host conference call today at 8:00 a.m. ET

BOULDER, Colo. (November 15, 2021) – SomaLogic, Inc., a leader in AI-data driven proteomics technology, today reported financial results for the quarter ended September 30, 2021.

“I am pleased to announce third quarter results that exceeded our expectations and complement our growing team as we continue to out-execute on our key priorities and mission to deliver on the power of proteomics,” said Roy Smythe, M.D., SomaLogic’s Chief Executive Officer. “As we continue to expand our commercial capabilities, grow our customer base, and deepen our collaborations with strategic partners, we are updating our 2021 revenue guidance to $77-$79 million. It is early days for our business and the field, and we believe our market leading position, accelerating revenue growth, and $676 million in cash and equivalents uniquely position us to drive advancements in the field and remain the proteomics leader into the coming year and beyond.”

Recent Strategic Highlights

●	Announced strategic collaboration with UPMC as part of SomaLogic’s SomaSignal™ Proteomics for Precision Medicine Initiative, the first large-scale, clinically focused partnership effort aimed at equipping healthcare providers with the power of proteomic technology to inform decisions at the point of care
●	Entered into a collaboration with Twist Bioscience Corporation to discover novel therapeutic targets and antibodies utilizing Somalogic’s SomaScanTM platform
●	Strengthened senior leadership team with the appointments of Shaun Blakeman (Chief Financial Officer), Todd Johnson (Executive Vice President of Business Development and Strategy) and Ruben Gutierrez, J.D. (General Counsel)

Third Quarter 2021 Financial Results

Year-to-date revenue for the period ended September 30, 2021 was $58.6 million, an increase of $31.0 million, or 112%, compared to the corresponding period of 2020. Revenue for the three months ended September 30, 2021 was $20 million, a 40% increase from $14.2 million in the corresponding period of 2020. Growth was driven by a 3x increase in our field sales team over the prior year enabling the addition of 61 new customers and diversifying our foothold into the pharma, research, and academic spaces.

Year-to-date gross margin for the period ended September 30, 2021 has exceeded our expectations at 61%, compared to 55% for the corresponding period of 2020. Margin expansion was driven by significant increases in customer volume with higher selling prices, higher royalty earnings, and collaboration revenue. Gross margin for the three months ended September 30, 2021 was 56% compared to 65% for the corresponding period of 2020. The third quarter of 2020 included a one-time, non-cash adjustment to inventory.

Expenses in research and development grew by $9.1 million in the nine-month period and $8.7M in the three-month period ended September 30, 2021, primarily driven by a one-time, non-cash stock compensation charge of $6.5M for a secondary sale of stock and options as well as incremental headcount hires to drive expansion of our database content. Selling, general and administrative expenses grew by $21.5 million and $12.3 million in the nine- and three-month periods ended September 30, 2021, respectively.

Net loss was $41.4 million in the third quarter of 2021, or a loss of $0.55 per share, as compared to a loss of $7.5 million, or $0.12 per share, in the corresponding period of 2020. For the nine-month period ended September 30, 2021, net loss was $64.2M, or a loss of $1.01 per share, as compared to a loss of $44.1 million, or $0.72 per share in the corresponding period of 2020. Losses included significant non-cash charges. Included within our net losses were $5.7 million and $8.1 million related to a mark-to-market adjustment on the fair value of the earn out liability and warrants; as well as a $6.5 million stock compensation expense for the secondary sale of stocks and options.

Adjusted EBITDA was negative $31.8 million in the third quarter of 2021 compared with negative $5.2 million in the corresponding period of 2020. For the nine-months ended September 30, 2021, adjusted EBITDA was negative $52.3 million compared with a negative $32.7M in the corresponding period of the prior year. Please see the reconciliation of non-GAAP Adjusted EBITDA to net loss below.

Cash, cash equivalents, and short-term investments were $675.7 million as of September 30, 2021.

2021 Financial Guidance

Based on ongoing strength in the underlying business, SomaLogic is raising revenue guidance for the full year 2021 to range of $77 million to $79 million, which represents 38% to 41% growth over the company’s 2020 revenue. Updated guidance reflects an increase of 5-8% from our prior guidance issued on August 23, 2021, and an increase of 15-18% from our March 2021 annual revenue outlook of $66.7 million.

Webcast and Conference Call Details

SomaLogic will host a conference call at 8:00 a.m. ET on Monday, November 15, 2021 to discuss its third quarter 2021 financial results. The call may be accessed through an operator by dialing (844) 535-4027 for domestic callers or (270) 215-9487 for international callers, using conference ID: 8689426. A live and archived webcast of the event will be available through the Investors page of SomaLogic’s corporate website at https://investors.somalogic.com/.

About SomaLogic

SomaLogic seeks to deliver precise, meaningful, and actionable health-management information that empowers individuals worldwide to continuously optimize their personal health and wellness throughout their lives. This essential information, to be provided through a global network of partners and users, is derived from SomaLogic’s personalized measurement of important changes in an individual’s proteins over time. For more information, visit www.somalogic.com and follow @somalogic on Twitter.

SomaSignal™ tests are developed and their performance characteristics determined by SomaLogic, Inc. SomaLogic is a Clinical Laboratory Improvement Amendments (CLIA) certified, and College of American Pathologists (CAP) accredited laboratory.

The SomaScan Platform is for Research Use Only (RUO) and has not been cleared or approved by the US Food and Drug Administration for diagnostic or patient management purposes. SomaLogic’s proprietary SomaScan Platform was designed to be a universal platform that can be applied across research and discovery, translational research and biopharmaceutical development, and clinical applications. SomaLogic can run approximately 7,000 protein measurements on a single 55 microliter plasma or serum sample. The Company has run more than 450,000 samples to date.

Non-GAAP Financial Measures

We present non-GAAP financial measures in order to assist readers of our condensed consolidated financial statements in understanding the core operating results used by management to evaluate and run the business, as well as, for financial planning purposes. Our non-GAAP financial measure, Adjusted EBITDA, provides an additional tool for investors to use in comparing our financial performance over multiple periods.

Adjusted EBITDA is a key performance measure that our management uses to assess its operating performance. Adjusted EBITDA facilitates internal comparisons of our operating performance on a more consistent basis, and we use this measure for business planning, forecasting, and decision-making. We believe that Adjusted EBITDA enhances an investor’s understanding of our financial performance as it is useful in assessing our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business.

Our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate this measure in the same manner. Adjusted EBITDA is not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures prepared in accordance with GAAP, including net loss.

Forward Looking Statements Disclaimer

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.  Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including factors which are beyond SomaLogic’s control. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the company’s registration statement. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SomaLogic assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. SomaLogic does not give any assurance that the company will achieve its expectations.

SomaLogic Contact

Emilia Costales

720-798-5054

ecostales@somalogic.com

Investor Contact

Marissa Bych or Lynn Lewis

Gilmartin Group LLC

investors@somalogic.com

SomaLogic, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
Unaudited

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Assay services revenue	$17,499	$11,378	$48,308	$22,166
Product revenue	75	455	730	1,144
Collaboration revenue	763	763	2,288	1,720
Other revenue	1,655	1,637	7,306	2,636
Total revenue	19,992	14,233	58,632	27,666
Operating expenses
Cost of assay services revenue	8,737	4,750	22,548	11,883
Cost of product revenue	33	163	452	497
Research and development	15,596	6,884	32,304	23,180
Selling, general and administrative	20,632	8,337	48,274	26,755
Total operating expenses	44,998	20,134	103,578	62,315
Loss from operations	(25,006)	(5,901)	(44,946)	(34,649)
Other (expense) income
Interest income and other, net	55	13	126	138
Interest expense	(2)	(1,595)	(1,324)	(9,590)
Change in fair value of warrant liabilities	(8,111)	—	(8,111)	—
Change in fair value of earn-out liability	(5,662)	—	(5,662)	—
Loss on extinguishment of debt, net	(2,693)	—	(4,323)	—
Total other expense	(16,413)	(1,582)	(19,294)	(9,452)
Net loss	$(41,419)	$(7,483)	$(64,240)	$(44,101)

Other comprehensive loss
Net unrealized loss on available-for-sale securities	$(15)	$(3)	$(7)	$(23)
Foreign currency translation loss	(4)	(2)	(3)	(6)
Total other comprehensive loss	(19)	(5)	(10)	(29)
Comprehensive loss	$(41,438)	$(7,488)	$(64,250)	$(44,130)

Net loss per share, basic and diluted	$(0.55)	$(0.12)	$(1.01)	$(0.72)
Weighted-average shares used to compute net loss per share, basic and diluted	75,684,521	61,099,901	63,752,006	60,934,489

SomaLogic, Inc.
Condensed Consolidated Balance Sheets
Unaudited

(in thousands, except share data)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$468,708	$164,944
Investments	206,995	39,954
Accounts receivable, net	14,690	17,449
Inventory	10,646	7,020
Deferred costs of services	883	1,450
Prepaid expenses and other current assets	5,414	1,158
Total current assets	707,336	231,975
Non-current inventory	3,810	6,024
Property and equipment, net	6,487	3,913
Other long-term assets	908	378
Total assets	$718,541	$242,290

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$11,340	$7,064
Accrued liabilities	6,489	6,310
Deferred revenue	3,998	1,762
Deferred rent	59	238
Current portion of long-term debt	—	2,423
Total current liabilities	21,886	17,797
Warrant liabilities	36,340	—
Earn-out liability	30,678	—
Deferred revenue, net of current portion	2,627	3,415
Convertible debt	—	1,926
Long-term debt	—	32,326
Other long-term liabilities	1,111	909
Total liabilities	92,642	56,373
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 600,000,000 shares authorized; 181,164,377 and 114,266,515 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	18	11
Additional paid-in capital	1,101,499	597,274
Accumulated other comprehensive loss	(12)	(2)
Accumulated deficit	(475,606)	(411,366)
Total stockholders’ equity (deficit)	625,899	185,917
Total liabilities and stockholders’ equity (deficit)	$718,541	$242,290

SomaLogic, Inc.

Reconciliation of net loss in accordance with GAAP to non-GAAP adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
GAAP net loss	$(41,419)	$(7,483)	$(64,240)	$(44,101)
Non-GAAP EBITDA adjustments to net income:
Interest expense, net	(53)	1,582	1,198	9,452
Depreciation and amortization	532	671	—	1,909
EBITDA	(40,940)	(5,230)	(63,042)	(32,740)
Other non-GAAP adjustments:
Loss on extinguishment debt, net (1)	2,693	—	4,323	—
One-time non-cash stock-based compensation (2)	6,461	—	6,461	—
Adjusted EBITDA	$(31,786)	$(5,230)	$(52,258)	$(32,740)

(1) Represents the $5.2 million loss on extinguishment of debt as a result of the repayment of the Amended and Restated Credit Agreement in April 2021, the $2.7 million loss on extinguishment of debt as a result of the conversion of the Convertible Debt in July 2021, and the $3.6 million gain on extinguishment of debt as a result of the forgiveness of the PPP loan in June 2021.

(2) Represents a one-time non-cash stock-based compensation expense of $6.5 million related to the sale of stock and vested options by an employee to an economic interest holder in excess of fair value.